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                                   CREDIT AGREEMENT


    THIS CREDIT AGREEMENT is dated as of the 18th day of January, 1995, and is by and between ENERGY WEST, INCORPORATED, formerly known as Great Falls Gas Company, of P.O. Box 2229, No. 1 River Park Tower, Great Falls, MT 59403-2229 (the "Borrower"), and NORWEST BANK GREAT FALLS, NATIONAL ASSOCIATION, a national banking association with offices located at 21 Third Street North, P.O. Box 5011, Great Falls, Montana 59403-8200 (the "Bank").

                                      RECITALS:

         WHEREAS, Borrower desires to obtain a committed revolving credit line in the principal amount of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) for its own working capital purposes and to fund the working capital needs of certain of its Subsidiaries; and,

         WHEREAS, Borrower desires the Bank to continue to consider making zero interest rate commercial loans to certain of Borrower's customers (the "Customer Loans") in an aggregate amount not to exceed TWO MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,100,000.00);

         WHEREAS, the Borrower desires the Bank to make certain
Borrower-guaranteed zero interest loans or CLIP Loans to customers whose requests have been previously rejected by the Bank (the "Guaranteed Loans"), in an aggregate amount outstanding not to exceed ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) at any time outstanding.

         WHEREAS, the Borrower desires to obtain a stand-by letter of credit facility from the Bank in the amount of ONE MILLION AND NO/100 DOLLARS (1,000,000.00);

         WHEREAS, the Bank is willing to make the Credit and the Stand-By Letter of Credit available to the Borrower, to continue consideration of Customer Loans and to make available the Guaranteed Loans subject to the provisions of this Credit Agreement;

    NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the parties agree as follows:

1.  Definitions

In addition to those terms defined in the above recitals, as used herein:

    1.1. "Agreement" shall mean this Credit Agreement and all amendments and supplements hereto which may from time to time become effective hereafter in accordance with the terms hereof.

    1.2. "Banking Day" shall mean a day on which banks are generally open for business in Great Falls, Montana.

    1.3. "Base Rate" shall mean the "base" or "prime" rate of interest as announced by Norwest Bank Minnesota, National Association, as in effect from time to time.

    1.4. "Borrowed Money" shall mean funds obtained by incurring contractual indebtedness and shall not include trade accounts payable or money borrowed from the Bank.

    1.5. "Closing Date" shall mean the date on which funds are advanced under the Credit.

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    1.6.    "Credit" shall mean the revolving credit line established hereby for Borrower, which shall not in any event exceed the aggregate principal amount of EIGHT MILLION AND NO/100 DOLLARS
            ($8,000,000.00) outstanding at any one time.

    1.7. "Default" shall mean an Event of Default as referred to in Section 7 hereof, or an event which with notice or lapse of time or both would become an Event of Default.

    1.8. "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles applied on a basis consistent with those reflected in the financial statements referred to in Section
            4.5 hereof.

    1.9. "Event of Default" shall mean any and all events of default described in Section 7 hereof.

    1.10.   "Maturity Date" shall mean January 15, 1996.

    1.11. "Note" shall mean the promissory note of the Borrower substantially in the form of attached Exhibit A, evidencing borrowings under
            Section 2.1 hereof.

    1.12.   "Permitted Liens" shall mean:

            1.12.1.   Liens in favor of the Bank;

            1.12.2. Existing liens disclosed to the Bank in writing prior to the date of this Agreement; and,

            1.12.3. Liens for taxes not delinquent or which Borrower is contesting in good faith.

    1.13. "Stand-By Letter of Credit Line" shall mean the letter or letters of credit issued under the letter of credit application and agreement executed by Borrower in accordance with section 2.6 of this Agreement, which shall be in form and substance as Exhibit C attached hereto and incorporated herein, and which must not exceed ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) outstanding at any one time.

    1.14. "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding voting securities shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by either Borrower.

    1.15. "Tangible Net Worth" shall mean the sum of the par or stated value of all outstanding capital stock, surplus and undivided profits of the Borrower, less any amounts attributable to treasury stock, good will, patents, copyrights, mailing lists, catalogues, trademarks, bond discount and underwriting expenses, organization expenses and other like intangibles (not including prepaid expenses classified as current assets or intangible assets offset by equal related liabilities), excluding also Subchapter S earnings unless such earnings are converted to Note and subordinated to bank debt or the Bank is given written confirmation, in form acceptable to the Bank, that such earnings are being retained as equity capital, all as determined in accordance with generally accepted accounting principles.

2.  The Loan

    2.1. The Bank agrees to lend to Borrower from time to time from the effective date hereof until the Maturity Date sums not to exceed EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) in aggregate principal amount at any one time outstanding. Each

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            borrowing under this Section 2.1. will be requested in writing or in person by an authorized officer of Borrower, or telephonic ally by any person reasonably believed by the Bank to be an authorized officer of Borrower. Each borrowing under this Section 2.1. will be evidenced by a notation on the Bank's records, which shall be conclusive evidence of such borrowing, and by the Note. Within the limits of the Credit and subject to the terms and conditions hereof, Borrower may borrow, prepay pursuant to Section 2.5 hereof and reborrow pursuant to this Section 2.1.

    2.2. Interest on the unpaid principal of the Note shall be calculated at an annual rate of ONE QUARTER OF ONE percent (1/4%) less than the Base Rate in effect from time to time on the basis of the actual number of days elapsed in a year of 360 days. Each change in the Base Rate shall take effect on the first day of the month immediately succeeding such change.

    2.3. Interest on the Note shall be payable on demand but, until such demand is made, monthly, commencing February 1, 1995, and continuing on the first day of each succeeding month until the Note is paid.

    2.4.    The principal of the Note will be due and payable on the Maturity
            Date.

    2.5. The Borrower may at any time prepay the Note in whole or from time to time in part without premium or penalty.

    2.6. The Bank shall issue stand-by letters of credit to Enron Risk Management Services Corporation for the account of Borrower, in an aggregate amount not to exceed ONE MILLION AND NO/100 DOLLARS. The Stand-By Letter of Credit shall expire on December 27, 1995. Borrower shall execute an application, agreement and promissory note for standby letters of credit (Exhibit B), on standard Norwest forms as required by the Bank.

    2.7. Fees on the Stand-By Letter of Credit Line shall be calculated at a rate of 1.5% of the amount issued under the Stand-By Letter of Credit on the basis of the actual number of days elapsed in a year of 360 days. Borrower shall also pay all additional fees assessed by Bank in connection with the Stand-By Letter of Credit Line, issuance of letters of credit or any amendments or modifications of the Stand-By Letter of Credit Line or letters or credit issued under the Stand-By Letter of Credit Line.

    2.8. Interest on the Stand-By Letter of Credit Line shall be payable on demand but, until such demand is made, monthly, commencing February 1, 1995, and continuing on the first day of each succeeding month until the Note is paid.

    2.9. In addition, the Bank shall continue to consider making Customer Loans for the purpose of funding purchases of energy conservation devices, provided, however, that no such Customer Loan shall be in an amount in excess of ONE THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($1,500.00) per household or per unit of an apartment building, shall not exceed a term of five (5) years and shall require a minimum payment of $25.00 per month, and the aggregate outstanding of all Customer Loans shall not at any time exceed TWO MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,100,000.00). Applications for Customer Loans shall be subjected to the Bank's customary credit review policies.

    2.10. The interest rate to obligors on the Customer Loans and the Guaranteed Loans shall be 0%. Borrower, however, shall reimburse the Bank for all expenses incurred in the

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            making of such loans and, in addition, shall pay to the Bank interest at an annual rate equal to TWO AND ONE-HALF percent (2 1/2%) in excess of the Base Rate.

    2.11. In addition, Borrower shall, on the last day of each month, pay to Bank for each Customer Loan and/or Guaranteed Loan made by the
            Bank: an origination fee of $5.00, a monthly servicing fee of $0.40, and a delinquency fee, where incurred, of $1.00 for each payment past due for 30 days or less and $5.00 for each payment past due more than 30 days.

3.  Conditions Precedent

    3.1. The Borrower shall deliver the following to the Bank on or before the Closing Date:

            3.1.1.    The Note, duly executed by Borrower;

            3.1.2. A copy, certified as of the most recent date practicable by the Secretary of State of Montana of Borrower's certificate of incorporation, together with a certificate of Borrower's corporate secretary to the effect that such certificate of incorporation has not been amended since the date of the aforesaid certification;

            3.1.3. Certificates, as of the most recent dates practicable, of the Secretary of State of Montana and the secretary of state of each state in which Borrower is qualified as a foreign corporation, as to the good standing of Borrower;

            3.1.4. A certified copy of Borrower's filed Articles of Incorporation and By-laws;

            3.1.5. A certified copy of resolutions of Borrower's board of directors authorizing the execution, delivery and performance of this Agreement, the Note, the leter of credit application and agreement, and each other document to be delivered pursuant hereto; and,

            3.1.6. A certificate of Borrower's corporate secretary as to the incumbency and signatures of the officers of Borrower signing this Agreement, the Note, the leter of credit application and agreement and each other document to be delivered pursuant hereto.

    3.2. The Bank shall not be obligated to lend hereunder on the occasion for any borrowing unless:

            3.2.1. The representations and warranties contained in Section 5 hereof are true and accurate on and as of such date; and,

            3.2.2. No Event of Default, and no event which might become an Event of Default after the lapse of time or the giving of notice and the lapse of time, has occurred and is continuing or will exist upon the disbursement of such loan.

4.  Representations and Warranties

To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank as follows:

    4.1. Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Montana.

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    4.2.    The execution, delivery and performance of this Agreement and the
            Note by the Borrower are within their corporate powers, have been duly authorized, and are not in contravention of law, or the terms of either Borrower's Articles of Incorporation or By-Laws or of any undertaking to which either Borrower is a party or by which it is bound.

    4.3. The property of the Borrower is not subject to any lien except Permitted Liens.

    4.4. No litigation or governmental proceeding is pending or, to the knowledge of the officers of Borrower, threatened against Borrower which could have a material adverse effect on Borrower's financial condition or business.

    4.5. The consolidated financial statements of Borrower and its Subsidiaries for the fiscal year ending June 30, 1994, prepared by certified public accountants, and for the period ending November 30, 1994, prepared by the Borrower, copies of which financial statements have been furnished to the Bank, are complete and accurate in all respects and present fairly the financial condition of the Borrower and its Subsidiaries as of such dates, and the results of their operations for the periods covered thereby in accordance with Generally Accepted Accounting Principles, and there have been no material adverse changes in the consolidated financial condition or business of the Borrower from November 30, 1994, to the date hereof.

5.  Affirmative Covenants

Borrower covenants and agrees that so long as any indebtedness remains outstanding hereunder, unless the Bank shall otherwise consent in writing, it will:

    5.1. Pay, when due, all taxes assessed against it or its property except to the extent and so long as contested in good faith.

    5.2. Maintain its corporate existence and comply with all laws and regulations applicable thereto.

    5.3.    Furnish to the Bank:

            5.3.1. Within 150 days after the end of each fiscal year of the Borrower (i) a detailed, consolidated and consolidating report of audit of the Borrower and their Subsidiaries for such fiscal year including the balance sheet of the Borrower and their Subsidiaries as of the end of such fiscal year and the statements of profit and loss and surplus of the Borrower and their Subsidiaries for the fiscal year then ended, prepared by independent certified public accountants satisfactory to the Bank, and (ii) a certificate of such accountants stating whether, in making their audit, they have become aware of any Event of Default set forth in Section 7 hereof, or of any event which might become an Event of Default after the lapse of time or the giving of notice and the lapse of time, which has occurred and is then continuing and, if any such event has occurred and is continuing, specifying the nature and period of existence thereof.

            5.3.2. Within 45 days after the end of each month, (i) the balance sheet of the Borrower as of the end of such month, and (ii) the statement of profit and loss and surplus of the Borrower from the beginning of such fiscal year to the end of such month in a form acceptable to Bank. All of the foregoing shall be unaudited, but certified as correct (subject to year end adjustments) by an appropriate officer of the Borrower.

            5.3.3. Promptly upon knowledge thereof, notice to the Bank in writing of the occurrence of any event which has or might, after the lapse of time or the giving of notice and the lapse of time, become an Event of Default under
                      Section 7 hereof.

            5.3.4. Promptly, such other information as the Bank may reasonably request.

    5.4. Cause its properties of an insurable nature to be adequately insured by reputable and solvent insurance companies against loss or damages customarily insured against by persons operating similar properties, and similarly situated, and carry such other insurance (including business interruption insurance) as usually carried by persons engaged in the same or similar businesses and similarly situated.

    5.5. Keep true, complete and accurate books, records and accounts in accordance with Generally Accepted Accounting Principles consistently applied.

6.  Negative Covenants

Without the Bank's written consent, which the Bank will not unreasonably withhold, so long as any indebtedness remains outstanding under the Credit, Borrower will:

    6.1. Permit any lien including, without limitation, any pledge, assignment, mortgage, title retaining contract or other type of security interest to exist on its property, real or personal, except Permitted Liens.

    6.2. Enter into any transaction of merger or consolidation, or transfer, sell, assign, lease or otherwise dispose of (other than sales in the ordinary course of business) all or a substantial part of its properties or assets, or any of its promissory notes or accounts receivable, or any stock (other than directors qualifying shares) or any assets or properties necessary or desirable for the proper conduct of its business, or change the nature of its business, or wind up, liquidate or dissolve, or agree to do any of the foregoing.

    6.3. Create, incur, assume or suffer to exist, contingently or otherwise, other than in the ordinary course of business for conducting its present business operation, indebtedness for Borrowed Money, except: (i) indebtedness arising from issuance of bonds; (ii) indebtedness arising under this Agreement; (iii) indebtedness disclosed to the Bank in writing as existing at the time of execution of this Agreement; and (iv) indebtedness incurred in connection with the Energy West purchase of Wyo-LP, Broken Bow Gas Company and Petrogas.

    6.4. Become or remain a guarantor or surety, or pledge its credit or become liable in any manner (except by endorsement for deposit in the ordinary course of business, and except for the Guaranteed Loans, as defined herein) on undertakings of another.

    6.5. Purchase or otherwise acquire all or substantially all of the assets of any person, firm, corporation or association unless after the consummation of such transaction, and after giving effect thereto and to any concurrent transactions, no Event of Default specified in Section 7 hereof, and no event which with notice or lapse of time or both would become such an Event of Default would exist.

    6.6. Permit the ratio of its Debt to Tangible Net Worth at fiscal year end to be more than 3.0 to 1.0.

7.  Events of Default

    7.1.    Upon the occurrence of any of the following Events of Default:

            7.1.1. Default in any payment of interest or of principal on the Note when due, and continuance thereof for 15 calendar days;

            7.1.2. Default in the observance or performance of any other agreement of Borrower or any Subsidiary thereof set forth herein and continuance thereof for 30 days;

            7.1.3. Default by Borrower or any Subsidiary thereof in the payment of any other indebtedness for Borrowed Money or in the observance or performance of any term, covenant or agreement of Borrower or any Subsidiary thereof in any agreement relating to any indebtedness of Borrower or Subsidiary, the effect of which default is to permit the holder of such indebtedness to declare the same due prior to the date fixed for its payment under the terms thereof;

            7.1.4. Any representation or warranty made by Borrower herein, or in any statement or certificate furnished by Borrower hereunder, is untrue in any material respect; or,

            7.1.5. The occurrence of any litigation or governmental proceeding which is pending or threatened against Borrower or any Subsidiary thereof, which, in the reasonable opinion of Borrower's legal counsel, could have a material adverse effect on Borrower's or such Subsidiary's financial condition or business, and which is not remedied within a reasonable period of time (a reasonable period of time not to exceed 10 days) after notice thereof to the Borrower;

    then, or at any time thereafter, unless such Event of Default is remedied, the Bank or the holder of the Note may, by notice in writing to the Borrower, terminate the Credit or declare the Note to be due and payable, or both, whereupon the Credit shall terminate forthwith or the Note shall immediately become due and payable, or both, as the case may be.

    7.2.    Upon the occurrence of any of the following Events of Default:

            Borrower or any Subsidiary thereof becomes insolvent or bankrupt, or makes an appointment for the benefit of creditors or consents to the appointment of a custodian, trustee or receiver for itself or for the greater part of its properties; or a custodian, trustee or receiver is appointed for Borrower or any Subsidiary thereof, or for the greater part of its properties without its consent and is not discharged within 30 days; or bankruptcy, reorganization or liquidation proceedings are instituted by or against Borrower or Subsidiary and, if instituted against it, are consented to by it or remain undismissed for 30 days;

    then the Credits shall automatically terminate and the Note shall automatically become immediately due and payable, without notice.

8.  Miscellaneous

    8.1. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Bank, all of which

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            shall be construed as complementary to each other.  Nothing herein contained shall prevent the Bank from enforcing any or all other Notes, guaranties, pledges or security agreements in accordance with their respective terms.

    8.2. From time to time, the Borrower will execute and deliver to the Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's status and affairs.

    8.3. The Borrower will pay all expenses, including the reasonable fees and expenses of legal counsel for the Bank, incurred in connection with the preparation, administration, amendment, modification or enforcement of this Agreement, and the collection or attempted collection of the Note.

    8.4. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, as follows, unless such address is changed by written notice hereunder:

    8.4.1.  If to the Borrower:   Energy West, Incorporated
                                  P.O. Box 2229
                                  No. 1 River Park Towers
                                  Great Falls, MT 59403-2229

                                  Attention: Larry D. Geske, President and CEO
                                             William J. Quast, Vice President
                                             Treasurer and Comptroller
                                             Edward J. Bernica, Vice President
                                             and CFO

            8.4.2.    If to the Bank:

                                  Norwest Bank Great Falls, National
                                  Association
                                  21 3rd Street North
                                  Great Falls, MT 59403

                                  Attention: John Koslosky, Vice President

    8.5. The substantive Laws of the State of Montana shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

    8.6. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of their rights or obligations hereunder without the prior written consent of the Bank. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

    8.7. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ENERGY WEST, INCORPORATED                   NORWEST BANK GREAT FALLS,
                                            NATIONAL ASSOCIATION


By: /s/ Larry D. Geske                      By: /s/ John Koslosky
   ----------------------------------           --------------------------------
   Larry D. Geske, President and CEO              John Koslosky, Vice President


By: /s/ William J. Quast
   ----------------------------------
    William J. Quast, Vice President,
    Treasurer and Controller